Exhibit 10.1

WELLS FARGO RETAIL FINANCE, LLC

One Boston Place, 18th Floor

Boston, Massachusetts 02108

August 3, 2009

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah  84121

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Loan and Security Agreement (the “Loan Agreement”) dated as of January 6, 2009 by and between Wells Fargo Retail Finance, LLC (the “Lender”), and Overstock.com, Inc. (the “Borrower”) and the Loan Documents executed in connection therewith. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Loan Agreement.

The Borrower has notified the Lender that it intends to repay all outstanding Obligations owing to the Lender under the Loan Agreement and, concurrently therewith, terminate the Loan Agreement, by no later than August 3, 2009.  In connection therewith, the Borrower has requested that the Lender agree to waive the Applicable Prepayment Premium which would become payable upon termination of the Loan Agreement.  The Lender is willing to waive the Applicable Prepayment Premium, subject to the terms and conditions contained herein.

Accordingly, the Borrower and the Lender hereby agree as follows:

1.                                       As of August 3, 2009 (the “Payoff Date”), the amount required to pay the outstanding Obligations (other than the Applicable Prepayment Premium) is $144,497.50 (the “Payout Amount”), consisting of:

(a)                                  $42,500 in respect of the unpaid Administration Fee (as set forth in the Fee Letter);

(b)                                 $99,800 in respect of the unpaid Annual Fee (as set forth in the Fee Letter); and

(c)                                  $2,197.50 in respect of outstanding Lender Expenses.

2.                                       This will confirm that, provided that the conditions in clause (a) and (b) below (collectively, the “Payout Conditions”) have been satisfied by no later than 5:00 pm Boston time on the Payoff Date:

(a)                                  receipt by the Lender of the Payout Amount in accordance with Paragraph 4 below; and

(b)                                 receipt by the Lender of a fully-executed counterpart of this letter agreement signed by the Borrower;

then, in such event, the Borrower and the Lender agree that (i) all outstanding Obligations owing by the Borrower under the Loan Agreement shall be deemed to be paid and satisfied in full, except for indemnity and other obligations which survive in accordance with the specific terms of the Loan Agreement and other Loan Documents, (ii) the Loan Agreement shall be terminated, except for indemnity and other obligations which survive in accordance with the specific terms of the Loan Agreement and other Loan Documents, (iii) all liens and security interests granted to the Lender under the Loan Documents as security for the Obligations shall be immediately released and discharged and (iv) the Borrower and its agents or designees shall be authorized to file Uniform Commercial Code amendment statements which are necessary to terminate the financing statements evidencing the liens and security interests granted to the Lender under the Loan Documents as security for the Obligations.

3.                                       The Borrower hereby covenants and agrees that (i) the Applicable Prepayment Premium in the amount of $250,000 is unconditionally due and payable upon the termination of the Loan Agreement and (ii) notwithstanding the Lender’s agreement to waive payment of the Applicable Prepayment Penalty in accordance with the terms of this letter agreement, in the event that the Payout Conditions have not been satisfied by 5:00 pm Boston time on the Payoff Date, then (x) the Payout Amount shall no longer be valid and (y) the Lender’s agreement to waive payment of the Applicable Prepayment Penalty shall be null and void ab initio.

4.                                       The Payout Amount must be remitted by wire transfer of immediately available funds, for receipt by no later than the Payoff Date, as follows:

Bank:	Wells Fargo Bank
ABA #:
Acct. #:
Acct. Name:	Wells Fargo Retail Finance LLC
Ref/Attn:	Overstock.com

The Lender believes that the Payout Amount reflects all amounts (other than the Applicable Prepayment Penalty) currently owed by the Borrower to the Lender.  Notwithstanding the release of the Lender’s security interests upon the satisfaction of the Payout Conditions in accordance with Paragraph 2 above, the Borrower will remain liable to the Lender for any expenses incurred in connection with the release of its security interests and liens, and for any interest, fees, expenses or other amounts which may have been omitted in error from the Payout Amount.

5.                                       The Borrower hereby unconditionally releases, waives and forever discharges the Lender and its affiliates and their respective officers, directors, employees, representatives, agents, predecessors, counsel and affiliates from any and all claims, demands, obligations, liabilities, suits and causes of action of any kind whatsoever (if any), whether now existing or hereafter arising, under, arising out of, or in connection with (i) the Loan Documents or the transactions contemplated thereby or (ii) the execution of (or the satisfaction of any condition precedent or subsequent to) this letter agreement or the transactions contemplated hereby.

6.                                       Upon the request of the Borrower, the Lender agrees to execute and deliver, in form and substance reasonably acceptable to the Lender, any lien releases and other similar discharge or release documents as are reasonably necessary to release the liens and security interests granted to the Lender under the Loan Documents as security for the Obligations.  Notwithstanding the foregoing sentence, the Lender shall have no obligation to deliver any such releases and discharges unless and until Borrower shall have paid all reasonable costs and expenses incurred by the Lender in connection with the preparation and delivery of same, including, but not limited to, all attorneys’ fees and expenses.

7.                                       The Borrower acknowledges that the amounts referred to in Paragraph 1 and Paragraph 3 (with respect to the Applicable Prepayment Premium) above are enforceable obligations of it owed to the Lender pursuant to the provisions of the Loan Documents and confirm its agreement to the terms and conditions of this letter agreement by returning to the Lender a signed counterpart hereof.

8.                                       In connection with the foregoing, Wells Fargo Bank, National Association, hereby agrees to pay $10,000 to the Borrower as a partial reimbursement of expenses incurred by the Borrower in connection with the Loan Agreement promptly after the termination of the Loan Agreement.

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This letter agreement may be executed by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one agreement.

Very truly yours,

WELLS FARGO RETAIL FINANCE, LLC

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Vice President

Accepted and Agreed solely for the purposes of paragraph 8 above:

WELLS FARGO BANK NATIONAL ASSOCIATION

By:	/s/Lisbeth Hopper
Name:	Lisbeth Hopper
Title:	Relationship Manager

Accepted and Agreed:

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Name:	Stephen J. Chesnut
Title:	Senior Vice President, Finance